UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 1, 2008

EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	000-50872	66-0608955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road PR-1, Km. 24.5
Quebrada Arenas Ward
San Juan, Puerto Rico 00926
(Address of principal executive offices) (Zip Code)

(787) 622-0101
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors; Election of Directors; Appointment of Principal Officers.

(b) Retirement of a Director.

Diana López-Feliciano, a Class A director of EuroBancshares, Inc. (the “Company”), and a director of Eurobank (the “Bank”), resigned as a director of the Company and the Bank effective as of January 1, 2008, due to increasing demands of her business schedule. Ms. López-Feliciano also served as a member of the Company’s audit, compliance and trust committees. Ms. López-Feliciano’s resignation is not due to any disagreement with the Company or with the Bank, known to an executive officer of the Company.

(c) Appointment of Executive Officer.

On January 1, 2008, Carlos Rom, Jr. was hired by Eurobank, the principal banking subsidiary of EuroBancshares, Inc., for the position of Executive Vice President. As a member of Eurobank’s executive management team, Mr. Rom will be primarily responsible for managing and administering the branch network, marketing and strategic planning.

Prior to joining Eurobank, since April 1, 2000, Mr. Rom was the managing partner of Edge Group, a consulting firm where he served as a strategic, management and marketing consultant to businesses, primarily in Puerto Rico, but also in the Caribbean and Central America. From 1986 to 1994 and from 1995 to 2000, Mr. Rom held various executive positions with Popular, Inc., and its banking subsidiary Banco Popular. He served as vice-president and marketing director of Banco Popular, where he was responsible for product development and marketing strategies; and was a first vice-president and metropolitan area regional director within the retail banking division, where he was responsible for the consolidation of the branches in that region during the merger between Banco Popular and Banco de Ponce. Most recently, he was executive vice-president and group manager of Popular, Inc., with responsibility for the corporation’s expansion in the Caribbean and Central America.

Mr. Rom, age 51, holds a B.A. in management and organizational development from Yale University, New Haven, Connecticut, and a MBA from Washington University, Saint Louis, Missouri.

Mr. Rom is not a party to any arrangement or understanding with any person pursuant to which he was hired as an officer of Eurobank. Except as disclosed below, since January 1, 2008, Mr. Rom is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Since January 2007, we used, in the ordinary course of business, the strategic and marketing consultation services of Edge Group, of which Mr. Rom was a partner up to December 31, 2007. During 2007, Mr. Rom was responsible, in conjunction with the CEO, our board of directors, and senior management, of Eurobank’s strategic planning processes. The fees paid to Edge Consulting Group for fiscal year 2007 amounted to approximately $173,000.

(d) Election of a Director.

On January 1, 2008, the Company’s Board of Directors appointed Jaime Sifre Rodríguez to the Company’s Board as a Class A director, and as a director of the Bank pursuant to recommendation by the Board's Nominating and Governance Committee to fill the vacancy created by Diana López-Feliciano’s resignation from the Board. In addition, Mr. Sifre has been appointed to the Company’s Audit Committee, and will fill the vacancy on the audit, compliance and trust committees that was created by Ms. López-Feliciano’s resignation. Mr. Sifre, age 60, is an attorney at law and notary public. He was the founding partner of Sánchez Betances, Sifre & Muñoz Noya, PSC, formerly Sánchez-Betances & Sifre, a partnership position that he has held for the last thirty four years.

Mr. Sifre is not a party to any arrangement or understanding with any person pursuant to which he was appointed as a director, nor is Mr. Sifre a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The press release issued by the Company announcing the matters described in this Item 5.02 is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release of EuroBancshares, Inc., dated January 4, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROBANCSHARES, INC.

Date: January 4, 2008	By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of EuroBancshares, Inc., dated January 4, 2008.